Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BioMed Realty Trust, Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-117977 on Form S-8 and in Registration Statement Nos. 333-155667, 333-137376, 333-139827, and 333-143658 on Form S-3 of Biomed Realty Trust, Inc. (the Company) of our report dated February 12, 2009, except as to notes 2 (Investments in Real Estate), 3, 5, and 6, which are as of September 1, 2009, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, equity, comprehensive (loss)/income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the accompanying financial statement schedule III, which report appears in the current report on Form 8-K of BioMed Realty Trust, Inc. dated September 1, 2009.
Our report with respect to the consolidated financial statements and financial statement schedule makes reference to the Company retrospectively applying certain adjustments upon the adoption of new accounting standards related to noncontrolling interests, exchangeable senior notes, and earnings per share.
/s/ KPMG LLP
San Diego, California
September 1, 2009